Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm” and “Financial Highlights” in the Prospectuses of the SNAP Fund and CCRF Federal Portfolio dated October 31, 2007, and “Financial Statements” in the Statements of Additional Information of the SNAP Fund and CCRF Federal Portfolio dated October 31, 2007, and to the use of our reports dated August 27, 2007, included in the SNAP Fund and CCRF Federal Portfolio 2007 Annual Reports to shareholders, and our reports dated November 16, 2007 included in the Cadre Institutional Investors Trust 2007 Annual Report to shareholders, included or incorporated by reference in this Registration Statement (Form N-14) of Commonwealth Cash Reserve Fund, Inc.

Philadelphia, Pennsylvania
July 11, 2008